Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and between

PACWEST BANCORP

and

CAPGEN CAPITAL GROUP II LP

August 29, 2008

PACWEST BANCORP

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of August 29, 2008, by and between PacWest Bancorp, a Delaware corporation (the “Company”), and CapGen Capital Group II LP, a Delaware limited partnership (“Purchaser”).

RECITALS

WHEREAS, the Company desires to issue and sell and Purchaser desires to purchase certain shares of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), on the terms set forth herein;

WHEREAS, Purchaser is or will be on or prior to the Closing Date (as defined below) a registered bank holding company and, following consummation of the Transaction (as defined below), will be a registered bank holding company with respect to the Company’s subsidiary bank; and

WHEREAS, the Company has authorized, and shall prepare and file under the terms set forth herein, a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), with respect to the Shares (as defined below).

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

SECTION 1

Agreement to Sell and Purchase

Subject to the terms and conditions hereof, Purchaser agrees to purchase from the Company, on the Closing Date, 3,846,153 (three million eight hundred forty-six thousand one hundred fifty-four) shares (the “Shares”) of Company Common Stock, and the Company agrees to issue and sell such Shares to Purchaser, at a price of $26.00 per share for an aggregate purchase price (the “Purchase Price”) equal to $99,999,978 (ninety nine million nine hundred ninety nine thousand nine hundred seventy eight dollars) (such issuance, sale and purchase of the Shares, along with the other commitments by each party to the other set forth in this Agreement, the “Transaction”).

SECTION 2

Closing, Delivery and Payment

2.1           Closing.  The closing (the “Closing”) of the purchase and sale of the Shares shall take place at the offices of the Company, at 10:00 a.m., local time on (i) the first Business Day (as defined below) following the last to be waived or fulfilled of the conditions set forth in Section 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or (ii) such other date and time as the parties hereto may mutually agree.  The date on which the Closing occurs is referred to herein as the “Closing Date.”  For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, Sunday or other day in which banks in the State of California or New York are authorized or required by law to be closed.

2.2           Delivery.  At the Closing, subject to the terms and conditions hereof, the Company will deliver to Purchaser the Shares in certificate form or via uncertificated book-entry form pursuant to instructions of Purchaser provided to the Company at least five (5) Business Days in advance of the Closing Date, free and clear of any liens or other encumbrances (other than those placed thereon by or on behalf of any Purchaser) and subject to any restrictions on resale in accordance with applicable law prior to the effectiveness of any registration statement registering such resale, and Purchaser will make payment to the Company of the Purchase Price, by wire transfer of immediately available funds to an account designated by the Company and set forth in Schedule 2.2(a) hereto.  Purchaser and the Company shall execute a cross receipt acknowledging receipt of the Shares and the Purchase Price, respectively.

2.3           Anti-Dilution.  If, between the date of this Agreement and the Closing Date, the outstanding shares of Company Common Stock shall have been changed into or exchanged for a different number or kind of shares or securities as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other substantially similar transaction, an appropriate and proportionate adjustment shall be made to the number of Shares and the Purchase Price, as the case may be, for the Shares.

SECTION 3

Representations and Warranties of the Company

Except as disclosed in reasonable detail in the Company Reports (as defined below) furnished or filed prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosures of risks included in any “forward-looking statements” disclaimer or other statements made that are similarly non-specific and are predictive or forward-looking in nature), the Company hereby represents and warrants to Purchaser as follows:

3.1           Organization and Standing.  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (as defined below). As used in this Agreement, a “Material Adverse Effect” means any effect, circumstance, occurrence or change that is material and adverse to the business, assets, results of operations or financial condition of the Company and Company Subsidiaries (as defined below), taken as a whole; provided, however, that Material Adverse Effect shall not be deemed to include (A) any effects, circumstances, occurrences or changes generally affecting the commercial banking industry, the economy, or the financial, real estate, securities or credit markets in the United States or elsewhere in the world, including effects on such industry, economy or markets resulting from any regulatory or political conditions or developments, or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (B) changes or proposed changes in generally accepted accounting principles in the United States (“GAAP”), (C) changes or proposed changes in laws governing financial institutions and laws of general applicability or related policies or interpretations of any Governmental Authority), (in the case of each of clause (A), (B) and (C), other than effects, circumstances, occurrences or changes that arise after the date of this Agreement but before the Closing to the extent that such effects, circumstances, occurrences or changes have a materially disproportionate adverse affect on the Company and Company Subsidiaries relative to other companies in the commercial banking industry), or (D) changes in the market price or trading volume of Company Common Stock (it being understood and agreed that the exception set forth in this clause (D) does not apply to the underlying reason or cause giving rise to or contributing to any such change).

(b)           Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation.  Each Company Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

3.2           Company Capital Stock.  As of the date hereof, the authorized capital stock of the Company consists solely of 50,000,000 shares of Company Common Stock, of which 27,196,853 shares are issued and outstanding (excluding 969,410 shares of unvested time-based restricted stock and performance-based restricted stock), and 5,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding.  As of the date hereof, 1,312 shares of Company Common Stock are issuable upon the exercise of outstanding options to acquire such shares and there are 969,410 outstanding shares of unvested time-based and performance-based restricted stock.  The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights).  The Shares will be, as of the Closing, duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered as provided in this Agreement, will be duly and validly issued, fully paid and nonassessable, and the issuance thereof will not be subject to any preemptive rights.  As of the date of this Agreement, neither the Company nor any Company Subsidiary has and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of capital stock of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).

3.3           Corporate Power.  The Company and each Company Subsidiary has all requisite power and authority (corporate and other) to carry on its business as it is now being conducted and to own, lease or operate all its properties and assets; and the Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction.

3.4           Corporate Authority.  This Agreement and the Transaction have been duly authorized by all necessary corporate action of the Company and the board of directors of the Company (the “Company Board”).  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement is a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles.

3.5           Regulatory Approvals; No Violations. (a) No consents, approvals, permits, orders, authorizations of, exemptions, reviews or waivers by, or notices, reports, filings, declarations or registrations with, any federal, state or local court, governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body or other governmental entity or self regulatory organization (each, a “Governmental Authority”) or with any third party are required to be made or obtained by the Company or any Company Subsidiary in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the purchase of the Shares or any other aspect of the Transaction except for (A) the filings contemplated by Section 5.3, (B) those already obtained or made, (C) any securities or “blue sky” filings of any state and (D) any notices, filings, declarations or registrations in connection with the applications of the Purchaser as set forth in Section 5.3.  As used in this Agreement, “Company Subsidiary” means any person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the Company or by one or more of its Company Subsidiaries; and “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

(b)           The execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of the Transaction will not, (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or penalties or the creation of any charge, mortgage, pledge, security interest, restriction, claim, lien, equity, encumbrance or any other encumbrance or exception to title of any kind on the assets of the Company or any Company Subsidiaries (with or without notice, lapse of time, or both) pursuant to, agreements binding upon the Company or any Company Subsidiary or to which the Company or any Company Subsidiary or any of their respective properties is subject or bound or any law, regulation, judgment or governmental or non-governmental permit or license to which the Company or any Company Subsidiary or any of their respective properties is subject, (B) constitute or result in a breach or violation of, or a default under, the certificate of incorporation of the Company, as amended, or the bylaws of the Company or (C) require any consent or approval or notice or other filing under any such agreement, law, regulation, judgment, governmental or non-governmental permit or license, except, in the case of clauses (A) or (C) above, for any breach, violation, default, acceleration, creation, change, consent or approval that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

3.6           No Brokers.  Neither the Company nor any Company Subsidiary nor any of their respective officers, directors, employees, agents or representatives has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders or similar fees in connection with the Transaction.

3.7           Company Reports; Financial Statements.  (a) The Company, and each Company Subsidiary has filed or furnished, as applicable, on a timely basis all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) under the Exchange Act or the Act since December 31, 2006 (the forms, statements, reports and documents filed or furnished since December 31, 2006 and through the date hereof, including any amendments thereto, the “Company Reports”).  Each of the Company Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to the Company Reports.   As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)           The Company’s consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports, were or will be prepared (i) in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required under the rules of the SEC to be in compliance with GAAP) and (ii) to comply as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations, changes in stockholder equity and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments which were not and which are not expected to be, individually or in the aggregate, material to the Company and its consolidated Company Subsidiaries taken as a whole).

(c)           The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market, LLC (the “Nasdaq Stock Market”).

(d)           The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act).  Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(e)           The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  Since December 31, 2006, no material complaints, allegation, assertion or claim, whether written or oral from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from the Company employees regarding questionable accounting or auditing matters, have been received by the Company.  No attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Company Board or the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act.

(f)            The Company and Company Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2007 with the Board of Governors of the Federal Reserve System (the “FRB”), the Federal Deposit Insurance Corporation (the “FDIC”), the California Department of Financial Institutions (the “DFI”) or any other Governmental Authority having jurisdiction over its business or any of its assets or properties (each a “Regulatory Authority”), and all other material reports and statements required to be filed by it since December 31, 2007, including, without limitation, the rules and regulations of the FDIC, the DFI or any other Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith.  As of their respective dates, such reports and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Authority with which they were filed.

3.8           Absence of Certain Changes.  Since December 31, 2007 until the date hereof, (1) the Company and Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice, and (2) no event or events have occurred that have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

3.9           Commitments and Contracts. The Company has publicly disclosed in the Company Reports filed with the SEC since January 1, 2008 and prior to the date of this Agreement or provided (by hard copy, electronic data room or otherwise) to Purchaser or its representatives true, correct and complete copies of, any contract or agreement to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties or assets are bound which limits or purports to limit the freedom of the Company or any Company Subsidiary or any of their respective Affiliates to compete in any material line of business or any geographic area to which the Company or any Company Subsidiary is a party or subject.

3.10         Litigation.  (i) No civil, criminal or administrative litigation, claim, action, suit, hearing, arbitration, investigation or other proceeding before any Governmental Authority or arbitrator is pending or, to the actual knowledge of any of the executive officers of the Company, threatened against the Company or any Company Subsidiary, (ii) neither the Company or any Company Subsidiary is subject to any order, judgment or decree, and (iii) there are no facts or circumstances that could result in any claims against, or obligations or liabilities of, the Company or any Company Subsidiary, except with respect to (i), (ii) and (iii) for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

SECTION 4

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to the Company as follows:

4.1           Institutional Accredited Investor; Experience.  Purchaser is an “accredited investor” (as defined in Rule 501 under the Act) and is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

4.2           Investment.  Purchaser is acquiring the Shares for investment for its own account for investment purposes, and not with the view to, or for resale in connection with, any distribution thereof that would require the issuance of the Shares pursuant to this Agreement to be registered under the Act.  As used in this Agreement, “Affiliate” means, with respect to any person, any other person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities, by contract or otherwise.

4.3           No Reliance.  Purchaser has relied upon the representations and warranties set forth herein and its own investigations and diligence, including a review of the Company Reports filed with the SEC and including with respect to the tax consequences of this investment and the Transaction, and not upon any other information provided by or on behalf of the Company in making the decision to purchase the Shares.  Purchaser understands and acknowledges that neither the Company nor any of the Company’s representatives, agents or attorneys is making or has made at any time any warranties or representations of any kind or character, express or implied, with respect to any matter or the Company Common Stock, except as expressly set forth herein.

4.4           Organization and Standing.  Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to timely consummate the Transaction.

4.5           Bank Holding Company Status.  Prior to Closing, Purchaser will be a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and has received, or will have received prior to the Closing Date, all necessary approvals and authority from federal and state banking regulators to acquire the Shares as contemplated herein.

4.6           No Cross Support.  Purchaser is not a bank holding company for any other entity, and neither it nor the Company nor any Company Subsidiary or Affiliate of the Company will be looked to as a source of strength for any other entity partially or wholly owned, controlled by or affiliated with Purchaser.

4.7           Limited Partnership Power.  Purchaser has all requisite limited partnership power and authority and has taken all limited partnership action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction.

4.8           Limited Partner Authority.  This Agreement and the Transaction have been duly authorized by all necessary limited partnership action of Purchaser.  This Agreement has been duly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement is a valid and legally binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles.

4.9           Regulatory Approvals; No Violations.  (a) No consents, approvals, permits, order or authorizations of, exemptions, reviews or waivers by, or notices, reports, filings or registrations with any Governmental Authority or with any other third party are required to be made or obtained by Purchaser or any of its Affiliates or any of their respective officers, directors or employees in connection with the execution, delivery and performance by Purchaser of this Agreement or the consummation of the Transaction except for (A) the approval of the California Commissioner of Financial Institutions under Section 701 of the California Financial Code and filing of the related application, (B) the approval of the FRB under Section 3 of the BHCA and the filing of the related application, (C) those already obtained or made and (D) any securities or “blue sky” filings of any state.

(b)           The execution, delivery, and performance of this Agreement by Purchaser does not, and the consummation by Purchaser of the Transaction will not, (A) constitute or result in a breach or violation of, or a default under, or the acceleration or creation of any obligations, penalties or the creation of any charge, mortgage, pledge, security interest, restriction, claim, lien or equity, encumbrance or any other encumbrance or exception to title of any kind on the assets or properties of Purchaser (with or without notice, lapse of time, or both) pursuant to agreements binding upon Purchaser or to which Purchaser or any of its properties is subject or bound or any law, regulation, judgment or governmental or non-governmental permit or license to which Purchaser or any of its properties is subject, (B) constitute or result in a breach or violation of, or a default under, the limited partnership agreement or other organizational documents of Purchaser or (C) require any consent or approval under any such agreement, law, regulation, judgment, governmental or non-governmental permit or license (other than those contemplated by (4.9(a)), except, in the case of clauses (A) or (C) above, for any breach, violation, default, acceleration, creation, change, consent or approval that, individually or in the aggregate, is not reasonably likely to have a material adverse effect on the ability of Purchaser to timely consummate the Transaction.

4.10         Available Funds.   Purchaser has or at Closing will have available to it all funds necessary for the payment to the Company of the aggregate Purchase Price.

SECTION 5

Pre-Closing Covenants

5.1           Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of the Company and Purchaser agrees to cooperate with the other and use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable, or advisable on its part under this Agreement or under applicable laws to consummate and make effective the Transaction as promptly as practicable, including the satisfaction of the conditions set forth in Section 8 hereof.

5.2           Press Releases.  The initial press release issued by the Company and Purchaser concerning the Transaction and this Agreement shall be a joint press release, and thereafter the Company and Purchaser shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the Nasdaq Stock Market or the SEC or any other applicable regulation.

5.3           Bank Regulatory Applications.  (a)  Without limiting the generality of Section 5.1, Purchaser shall use its reasonable best efforts to prepare and file on behalf of it and any of its subsidiaries or Affiliates, and, to the extent necessary, the Company shall use its reasonable best efforts to prepare and file on behalf of it or any Company Subsidiary or Affiliate, all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or Governmental Authorities in order to consummate the Transaction, including, without limitation, any application or other filing required under Section 701 of the California Financial Code or Section 3 of the BHCA or, in each case, any applicable regulations thereunder and the Company shall reasonably cooperate with Purchaser in connection with the foregoing; and any initial filings with Governmental Authorities shall be made by Purchaser as soon as reasonably practicable after the date hereof and in any event by September 30, 2008.  Subject to applicable laws relating to the exchange of information, Purchaser and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other on, all material written information submitted to any third party and/or any Governmental Authority in connection with the Transaction.  In exercising the foregoing right, each of the parties agrees to act reasonably and as promptly as practicable.  Each party hereto agrees that it shall to the extent legally permissible and practicable consult with the other with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and/or Governmental Authorities necessary or advisable to consummate the Transaction and each party shall to the extent legally permissible and practicable keep the other party apprised of the status of material matters relating to completion of the Transaction (including to the extent legally permissible and practicable (i) promptly furnishing the other with copies of notices or other communications received by Purchaser or the Company, as the case may be, from any third party and/or Governmental Authority with respect to the Transaction and the establishment of any bank holding company for purposes of the Transaction, and as otherwise contemplated by this Agreement and, to the extent permitted by law, and (ii) providing descriptions of any oral communications from such persons).

(b)           Each party agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, directors, officers and stockholders or shareholders, as applicable, other than any information concerning each party’s officers, principals, directors and stockholders or shareholders the disclosing party reasonably determines to be confidential, and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party to any third party and/or Governmental Authority.

5.4           Board Seat.

(a)           Prior to the Closing Date, upon satisfactory completion of a Directors & Officers questionnaire and provision of other background information as may be reasonably requested by the Company, the Company shall cause Mr. John Rose or

Mr. Robert Goldstein, at Purchaser’s option, as a representative of Purchaser (the “Board Representative”), to be appointed to the Company Board and commence serving on the Company Board immediately following the Closing Date.  Prior to the Closing Date, the Company shall also cause the Board Representative to be appointed to the Executive Committee of the Company Board (or any successor committee thereto).

(b)           The Company shall include the Board Representative in the Company’s slate of director nominees recommended by the Company Board to be voted on by stockholders of the Company at the 2009 Annual Meeting of Stockholders (the “2009 Meeting”), subject to satisfaction of all legal and governance requirements applicable to all board members regarding service as a director of the Company (including the approval of the Compensation, Nominating and Governance Committee of the Company Board) and the Company shall also cause the Board Representative to be re-appointed to the Executive Committee of the Company Board (or any successor committee thereto), provided that (i) through the date of the 2009 Meeting, Purchaser shall hold shares of Company Common Stock representing at least ten percent (10%) of the outstanding shares of Company Common Stock; and (ii) the Board Representative shall remain “independent” (as such term is defined in the listing standards of the Nasdaq Stock Market).

(c)           Through the 2009 Meeting and, assuming the conditions in the proviso in Section 5.4(b) are satisfied and the Board Representative is re-elected at the 2009 Meeting by the stockholders of the Company, through the 2010 Annual Meeting of Stockholders, Purchaser shall have the power to designate the Board Representative’s replacement upon the death, resignation, retirement, disqualification or removal from office of such director, subject to satisfaction of all legal and governance requirements applicable to all board members regarding service as a director of the Company (including the approval of the Compensation, Nominating and Governance Committee of the Company Board) and provided that any such replacement shall be “independent” (as such term is defined in the listing standards of the Nasdaq Stock Market).

5.5           Conduct of Business Prior to the Closing.  Except as otherwise expressly contemplated or permitted by this Agreement or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Closing Date, the Company shall, and shall cause each Company Subsidiary to, (i) conduct its business only in the usual, regular and ordinary course consistent with past practice and (ii) take no action which would reasonably be expected to adversely affect or delay (x) the receipt of any approvals of any Governmental Authority required to consummate the transactions contemplated hereby or (y) the consummation of the transactions contemplated hereby.

5.6           Company Forbearances.  Except as expressly contemplated or permitted by this Agreement or as set forth in Schedule 5.6, during the period from the date of this Agreement to the Closing, the Company shall not, and shall not permit any Company Subsidiary to, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed):

(a)           set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity interest or any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest or stock appreciation rights or grant any person any right to acquire any shares of its capital stock or other equity interest, other than (A) regular quarterly cash dividends on Company Common Stock equal to the rate paid during the fiscal quarter immediately preceding the date hereof with record and payment dates consistent with past practice; and (B) dividends paid by any of Company Subsidiaries so long as such dividends are only paid to the Company or any of its other wholly owned Subsidiaries; provided that no such dividend shall cause any bank Company Subsidiary to cease to qualify as a “well capitalized” institution under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended, and the applicable regulations thereunder;

(b)           or issue or commit to issue any additional shares of capital stock or other equity interest (except (i) options, restricted stock or other equity grants approved by the Company Board or the Compensation, Nominating and Governance Committee of the Company Board under the Company’s equity incentive plan) or (ii) pursuant to the exercise of Company options or vesting of restricted stock or other equity grants that were or are approved by the Company Board or the Compensation, Nominating and Governance Committee of the Company Board under the Company’s equity incentive plan), or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock or other equity interest (except (i) options, restricted stock or other equity grants approved by the Company Board or the Compensation, Nominating and Governance Committee of the Company Board under the Company’s equity incentive plan or (ii) pursuant to the exercise of Company options or vesting of restricted stock or other equity grants that were or are approved by the Company Board or the Compensation, Nominating and Governance Committee of the Company Board under the Company’s equity incentive plan); or

(c)           agree to, or make any commitment to, take any of the actions prohibited by this Section 5.6.

5.7           Access; Information.

(a)           From the date hereof, until Purchaser no longer owns any Shares, the Company will (i) permit Purchaser to visit and inspect, at Purchaser’s expense, the properties of the Company and the Company Subsidiaries, to examine the corporate books and to discuss the affairs, finances and accounts of the Company and the Company Subsidiaries with the appropriate officers of the Company, all upon reasonable notice and at such reasonable times and as often as Purchaser may reasonably request; (ii) deliver to Purchaser, simultaneously with its delivery to the Company’s senior management, (A) the monthly financial reporting package delivered to the Company’s senior management and (B) any other periodic financial reports prepared by or on behalf of the Company and the Company Subsidiaries for the senior management of the Company; (iii) make appropriate officers of the Company, and Company Subsidiaries available upon reasonable notice and at such reasonable times and as often as Purchaser may reasonably request for consultation with Purchaser with respect to matters relating to the business and affairs of the Company and Company Subsidiaries; and (iv) to the extent consistent with applicable law, inform Purchaser in advance (except with respect to events which require public disclosure, in which case only following the Company’s public disclosure thereof through applicable securities law filings or otherwise) with respect to any material corporate actions and consult with the Company and Company Subsidiaries with respect to such actions, and consider, in good faith, the recommendations of Purchaser in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.  Notwithstanding the foregoing, at any time during which the Company is subject to the periodic reporting requirements of the Exchange Act or voluntarily reports thereunder, the Company may satisfy its obligations pursuant to clause (ii) by filing with the SEC (via the EDGAR system or otherwise) annual and quarterly reports satisfying the requirements of the Exchange Act.  Any investigation pursuant to this Section 5.7 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company, and nothing herein shall require the Company or any Company Subsidiary to disclose any information to the extent (x) prohibited by applicable law or regulation, (y) that the Company reasonably believes such information to be competitively sensitive proprietary information (except to the extent Purchaser provides assurances reasonably acceptable to the Company that such information shall not be used by Purchaser or its Affiliates to compete with the Company and Company Subsidiaries), or (z) that such disclosure would reasonably be expected to cause a violation of any agreement to which the Company or any Company Subsidiary is a party or would cause a risk of a loss of privilege to the Company or any Company Subsidiary (provided that the Company shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances where the restrictions in this clause (z) apply).  In the event, and to the extent, that it is reasonably determined that the rights afforded pursuant to this Section 5.7 are not sufficient for purposes of the Department of Labor’s “plan assets” regulations, to the extent such plan assets regulation applies to the investment in the Shares, Purchaser and the Company shall cooperate in good faith to agree upon mutually satisfactory amendments to these management access and information rights as appropriate so that they thereafter satisfy what is reasonably required by the then applicable regulations.  The Company agrees to consider, in good faith, the recommendations of Purchaser in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

(b)           Purchaser agrees that the information provided pursuant to this Section 5.7 shall be governed by the terms of the Confidentiality Agreement, dated as of July 28, 2008 (the “Confidentiality Agreement”), and that it shall abide by such terms as if it were CAP (as defined therein) with respect thereto.

SECTION 6

Private Placement of the Shares; Registration Rights

6.1           Securities Act Exemption.  It is intended that the Company Common Stock to be issued pursuant to this Agreement will not be registered under the Act in reliance on the exemption from the registration requirements of Section 5 of the Act set forth in Section 4(2) and Regulation D under the Act.

6.2           Registration Statement.  The Company shall as promptly as practicable, but in any event within twenty (20) Business Days after the Closing Date, file a “shelf registration statement” as defined under Rule 405 of the Act on Form S-3 with the SEC (the “Registration Statement”) for purposes of registering under the Act the resale of the Shares.

6.3           Certain Registration Procedures.  In connection with the Registration Statement to be filed by the Company pursuant to this Agreement:

(a)           Purchaser agrees to provide in a timely manner information requested by the Company regarding the proposed distribution by Purchaser of the Shares and all other information reasonably requested by the Company in connection with the preparation of such registration statement.

(b)           The Company will use its commercially reasonable efforts to cause the Registration Statement to become effective and, subject to Section 6.4 hereof, the Company will prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus or prospectus supplement used in connection therewith as may be necessary (i) to keep such Registration Statement effective and usable for resale of the Shares for a period from the date of its initial effectiveness until such time as there are no such Shares remaining (including by refiling the Registration Statement (or a new Registration Statement) if the initial Registration Statement expires and (ii) to comply with the provisions of the Act with respect to the disposition of the securities covered by such registration statement, in each case for such time as is contemplated by this Section 6.  In the event that the Company is a well-known seasoned issuer (as defined under Rule 405 of the Act) at the time of the filing of the Registration Statement with the SEC, such Registration Statement shall be designated by the Company as an automatic Registration Statement.

(c)           The Company will furnish to Purchaser such number of copies of the applicable Registration Statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Shares owned or to be distributed by them.

(d)           The Company shall use its reasonable best efforts to register and qualify the securities covered by such Registration Statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by Purchaser, to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and to take any other action which may be reasonably necessary to enable Purchaser to consummate the disposition in such jurisdictions of the securities owned by Purchaser; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)           After the filing of the Registration Statement, the Company will promptly notify Purchaser of any stop order issued or threatened by the SEC and shall take all commercially reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(f)            The Company shall cause the Shares to be listed on each securities exchange on which Company Common Stock is then listed.

(g)           The Company shall promptly notify Purchaser:

(1)           at any time when a prospectus relating thereto is required to be delivered under the Act, of the existence of any fact of which the Company is aware or the occurrence of an event requiring the preparation of a supplement or amendment to either the Registration Statement or related prospectus so that, as thereafter delivered to the purchasers of the Shares, such Registration Statement or related prospectus, both as then in effect, will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances then existing, not misleading and promptly make available to Purchaser a reasonable number of copies of any such supplement or amendment;

(2)           when any registration statement filed pursuant to this Section 6 or any amendment thereto (other than through the incorporation by reference therein of any report, statement or other document required to be filed pursuant to the Exchange Act and the rules and regulations thereunder) has been filed with the SEC and when such registration statement or any post-effective amendment thereto has become effective; and

(3)           of any request by the SEC for amendments or supplements to any registration statement or the prospectus included therein; and

(4)           of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Company Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(h)           The Company shall use commercially reasonable efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Shares, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by Purchaser.

(i)            All Registration Expenses incurred in connection with the registration hereunder shall be borne by the Company.  “Registration Expenses” means the following expenses incurred by the Company in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final):  all registration fees, fees and disbursements of counsel for the Company, blue sky filing fees, and expenses of the Company’s independent accountants in connection with any regular or special reviews incident to or required by such registration.  For the avoidance of doubt, the Company shall not be responsible for and shall not pay any selling commissions and stock transfer taxes applicable to the sale of Shares and fees and disbursements of counsel for Purchaser.

(j)            All obligations of the Company and Purchaser in this Section 6 (other than as set forth in Sections 6.5, 6.6, 6.7 and 6.8) shall terminate and be of no further force and effect with respect to any Shares once (i) they are sold pursuant to an effective registration statement under the Act, (ii) they may be sold pursuant to Rule 144 without limitation thereunder on volume or manner of sale, (iii) they shall have ceased to be outstanding or (iv) they have been sold in a private transaction.

6.4           Material Developments; Suspension of Offering.

(a)           Notwithstanding the provisions of Sections 6.2 or 6.3 hereof or any other provisions of this Agreement to the contrary, the Company shall not be required to file the Registration Statement or to keep the Registration Statement effective if the negotiation or consummation of a transaction by the Company or any Company Subsidiary or Affiliates is pending or an event has occurred, which negotiation, consummation or event would require additional disclosure by the Company in the Registration Statement of material information which the Company in its reasonable judgment has a bona fide business purpose for keeping confidential and the nondisclosure of which in the Registration Statement would be expected, in the Company’s reasonable determination, to cause the Registration Statement or any prospectus filed with respect thereto or included therein to fail to comply with applicable disclosure requirements; provided, however, that the Company (i) will promptly notify Purchaser of a delay, suspension or withdrawal pursuant to this Section 6.4 (without having to provide details thereof) and (ii) may not delay, suspend or withdraw the Registration Statement for such reason under this Section 6.4 (A) unless, for so long as the Board Representative is a member of the Company Board, the members of the Company Board generally are then ineligible to sell Company securities pursuant to the Company’s insider trading policies or (B) in the event the Board Representative is not then a member of the Company Board, more than four (4) times in any twelve (12) month period and in no event for more than one hundred and twenty (120) days during the same such twelve (12) month period.  Upon receipt of any notice from the Company of the happening of any event during the period the Registration Statement is effective which is of a type specified in the preceding sentence or as a result of which the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading, Purchaser will immediately discontinue offers and sales of the Shares under the Registration Statement (until Purchaser has received copies of a supplemental or amended prospectus or prospectus supplement that corrects the misstatements or omissions and received notice that any post-effective amendment has become effective or unless notified by the Company that Purchaser may resume such offers and sales).  If so directed by the Company, Purchaser will use its reasonable best efforts to deliver to the Company any copies of the prospectus, other than permanent file copies then in Purchaser’s possession, covering the Shares in its possession at the time of receipt of such notice.  Except as required by law, Purchaser agrees to keep confidential the fact that the Company has exercised its rights under this Section 6.4 and all facts and circumstances relating to such exercise until such information is made public by the Company.

(b)           If all reports required to be filed by the Company pursuant to the Exchange Act have not been filed by the required date without regard to any extension, or if the consummation of any business combination by the Company has occurred or is probable for purposes of Rule 3-05 or Article 11 of Regulation S-X under the Act, upon written notice thereof by the Company to Purchaser, the rights of Purchaser to offer, sell or distribute any Shares pursuant to the Registration Statement or to require the Company to take action with respect to the Registration Statement pursuant to this Agreement shall be suspended until the date on which the Company has filed such reports or obtained and filed the financial information required by Rule 3-05 or Article 11 of Regulation S-X to be included or incorporated by reference, as applicable, in such Registration Statement and the Company shall notify Purchaser as promptly as practicable when such suspension is no longer required; provided, that the rights of Purchaser shall not be suspended pursuant to the preceding clause more than four (4) times in any twelve (12) month period and in no event for more than one hundred and twenty (120) days during the same such twelve (12) month period.  The Company’s rights to suspend its obligations under this Section 6.4(b) shall be in addition to its rights under Section 6.4(a).

6.5           Indemnification by the Company.  The Company agrees to indemnify and hold harmless Purchaser and, as applicable, its Affiliates, partners, members, officers, directors, employees, representatives, and agents, and each person, if any, who controls Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act from and against any and all losses, claims, actions, damages, liabilities, costs and expenses (including reasonable fees, expenses and disbursements of attorneys and other professionals incurred in connection with investigating, defending, settling, compromising or paying any such losses, claims, actions, damages, liabilities, costs and expenses) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including any preliminary prospectus or final prospectus contained therein or any amendment or supplement thereto, or any documents incorporated therein by reference, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or arising out of any untrue statement or alleged untrue statement of a material fact contained in any preliminary or final prospectus (or any amendment or supplement thereto) or any documents incorporated therein by reference or contained in the Registration Statement at the time it became effective (a “Resale Prospectus”), including any preliminary or final prospectus contained therein or any amendment or supplement thereto, or any documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Company by Purchaser or on Purchaser’s behalf expressly for inclusion therein; provided, however, that the Company will not be liable in any case to the extent that any such claim, loss, damage, liability or expense arises out of or is based upon any untrue statement or omission contained in a Resale Prospectus which was corrected in a supplement or amendment thereto if such claim is brought by a purchaser of the Shares from Purchaser and Purchaser failed to deliver to such purchaser the supplement or amendment to the Resale Prospectus in a timely manner.

6.6           Indemnification by Purchaser.  Purchaser agrees to indemnify and hold harmless the Company, its officers, directors and agents and each person, if any, who controls the Company within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in Section 6.5 from the Company to Purchaser, but only with respect to information relating to Purchaser furnished in writing by Purchaser or on Purchaser’s behalf expressly for use in the Registration Statement or Resale Prospectus or any amendment or supplement thereto.

6.7           Conduct of Indemnification Proceedings.  Each indemnified party shall give prompt written notice to each indemnifying party of any claim, action, suit or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the indemnifying party (i) shall not relieve it from any liability which it may have under the indemnity agreement provided in Section 6.5 or 6.6 above, unless and to the extent the indemnifying party shall have been actually prejudiced by the failure of such indemnified party to so notify such party and (ii) shall not, in any event, relieve the indemnifying party from any obligations to the indemnified party other than the indemnification obligation provided under Section 6.5 or 6.6 above.  Such notice shall describe in reasonable detail such claim. In case any claim, action, suit or proceeding is brought against an indemnified party, the indemnified party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof.  If the indemnifying party so elects within a reasonable time after receipt of notice, the indemnifying party may assume the defense of the action or proceeding at the indemnifying party’s own expense with counsel chosen by the indemnifying party and approved by the indemnified party, which approval shall not be unreasonably withheld; provided, however, that the indemnifying party will not settle or compromise any claim, action, suit or proceeding, or consent to the entry of any judgment with respect to any such pending or threatened claim, action, suit or proceeding without the written consent of the indemnified party unless such settlement, compromise or consent secures the unconditional release of the indemnified party from all liabilities arising out of such claim, action, suit or proceeding; provided, further, that if the defendants in any such claim, action, suit or proceeding include both the indemnified party and the indemnifying party and the indemnified party reasonably determines, based upon advice of legal counsel experienced in such matters, that such claim, action, suit or proceeding involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the indemnifying party and the indemnified, then the indemnifying party shall not be entitled to assume the defense of the indemnified party and the indemnified party shall be entitled to separate counsel at the indemnifying party’s expense, which counsel shall be chosen by the indemnified party and approved by the indemnifying party, which approval shall not be unreasonably withheld; and provided, further, that it is understood that the indemnifying party shall not be liable for the fees, charges and disbursements of more than one separate firm for the indemnified party.  If the indemnifying party assumes the defense of any claim, action, suit or proceeding, all indemnified parties shall thereafter deliver to the indemnifying party copies of all notices and documents (including court papers) received by the indemnified party relating to the claim, action, suit or proceeding, and each indemnified party shall cooperate in the defense or prosecution of such claim.  Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such claim, action, suit or proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  If the indemnifying party is not entitled to assume the defense of such claim, action, suit or proceeding as a result of the second proviso to the fourth sentence of this Section 6.7, the indemnifying party’s counsel shall be entitled to conduct the indemnifying party’s defense and counsel for the indemnified party shall be entitled to conduct the defense of the indemnified party, it being understood that both such counsel will cooperate with each other, to the extent feasible in light of the conflict of interest or different available legal defenses, to conduct the defense of such action or proceeding as efficiently as possible.  If the indemnifying party is not so entitled to assume the defense of such action or does not assume the defense, after having received the notice referred to in the first sentence of this Section 6.7, the indemnifying party will pay the reasonable fees and expenses of counsel for the indemnified party; in that event, however, the indemnifying party will not be liable for any settlement of any claim, action, suit or proceeding effected without the written consent of the indemnifying party.  If an indemnifying party is entitled to assume, and assumes, the defense of an action or proceeding in accordance with this Section 6.7, the indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified party incurred thereafter in connection with that action or proceeding except as set forth in the proviso in the fourth sentence of this Section 6.7.  Unless and until a final judgment is rendered that an indemnified party is not entitled to the costs of defense under the provisions of this Section 6.7, the indemnifying party shall reimburse, promptly as they are incurred, the indemnified party’s costs of defense.

6.8           Contribution.

(a)           If the indemnification provided for in Section 6.5 or 6.6 hereof is applicable in accordance with its terms, but if determined by a court of competent jurisdiction to be legally unenforceable in respect of any losses, claims, damages, actions, liabilities, costs or expenses referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by indemnified party as a result of such losses, claims, damages, actions, liabilities, costs or expenses as between the Company on the one hand and Purchaser on the other, in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of Purchaser on the other in connection with such statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative fault of the Company on the one hand and of Purchaser on the other shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the Company or Purchaser, and the Company’s and Purchaser’s relative intent, knowledge, access to information and opportunity to correct or prevent such action.

(b)           The Company and Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 6.8 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 6.8(a).  The amount paid or payable by an indemnifying party as a result of the losses, claims, damages or liabilities referred to in Sections 6.5 and 6.6 hereof shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by the indemnified party in connection with investigating or defending any such action or claim.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  For purposes of this

Section 6.8, each person, if any, who controls Purchaser within the meaning of Section 15 of the Act shall have the same rights to contribution as Purchaser, and each director of the Company, each officer of the Company who signed a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act shall have the same rights to contribution as the Company.

6.9           Rule 144 Reporting.  With a view to making available to Purchaser the benefits of certain rules and regulations of the SEC which may permit the sale of the Shares to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a)           make and keep public information available, as those terms are understood and defined in Rule 144(c)(1) under the Act or any similar or analogous rule promulgated under the Act, at all times after the effective date of this Agreement;

(b)           file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c)           so long as Purchaser owns any Shares, furnish to Purchaser forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as Purchaser may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

SECTION 7
Additional Covenants

7.1           Preemptive Rights.

(a)           Company Sale of Covered Securities.  If the Company offers to sell Covered Securities (as defined below) in a public or private offering of Covered Securities solely for cash (a “Qualified Offering”), Purchaser shall be afforded the opportunity to acquire from the Company, for the same price and on the same terms as such Covered Securities are offered, in the aggregate up to the amount of Covered Securities required to enable it to maintain its then-current Purchaser Percentage Interest (as defined below), but solely to the extent that any such issuance of shares of Covered Securities would not result in the issuance of Covered Securities that would require a vote of the stockholders of the Company pursuant to the listing standards of the Nasdaq Stock Market and provided, however, that this Section 7.1 shall not apply to any Qualified Offering the gross proceeds of which, together with the aggregate gross proceeds of any other Qualified Offering of Covered Securities after the date hereof, do not exceed $1,000,000.  As used in this Section 7.1, (i) “Purchaser Percentage Interest” means, as of any date, the percentage equal to (A) the aggregate number of shares of Company Common Stock beneficially owned (with the term “beneficial ownership” having the meaning ascribed in Section 13(d)(3) and Rule 13d-3 under the Exchange Act) or otherwise held by Purchaser as of such date divided by (B) the total number of outstanding shares of Company Common Stock as of such date and

(ii) “Covered Securities” means Common Stock and any securities convertible into or exercisable or exchangeable for Common Stock, other than securities that are (A) issued by the Company pursuant to any employment contract, employee or benefit plan, stock purchase plan, stock ownership plan, stock option or equity compensation plan or other similar plan where stock is being issued or offered to a trust, other entity to or for the benefit of any employees, potential employees, consultants, officers or director of the Company, (B) issued by the Company in connection with a business combination or other merger, acquisition or disposition transaction, (C) issued with reference to the Common Stock of a Subsidiary (i.e., a carve-out transaction), (D) issued as a dividend or in connection with a dividend investment or stockholder purchase plan or (E) issued in exchange for currently outstanding securities.

(b)           Notice.  Prior to making any Qualified Offering of Covered Securities, the Company shall give Purchaser written notice of its intention (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed in respect of such), describing, to the extent then known, the anticipated amount of securities, price (or, in the case of a registered public offering, an estimated range of prices) and other material terms upon which the Company proposes to offer the same.  Purchaser shall have ten (10) days from the provision of such notice to notify the Company in writing that it intends to exercise such preemptive purchase rights and as to the amount of Covered Securities Purchaser desires to purchase, up to the maximum amount calculated pursuant to Section 7.1(a) (the “Designated Securities”).  Such notice shall constitute a non-binding indication of interest of Purchaser to purchase the amount of Designated Securities so specified (or a proportionately lesser amount if the amount of Covered Securities to be offered in such Qualified Offering is subsequently reduced) at the price (or range of prices) and other terms set forth in the Company’s notice to it.  The failure to respond during such ten (10) day period shall constitute a waiver of preemptive rights in respect of such offering.  The obligation of the Company to provide such notice shall be subject to Purchaser’s written agreement to confidentiality and restrictions on trading terms reasonably acceptable to the Company, which in any case shall be no more restrictive than those contained in the Confidentiality Agreement.  The failure of the Purchaser to agree to such terms within ten (10) days after the date of receipt of the Company’s notice as described in this clause shall constitute a waiver of the Purchaser’s preemptive rights in respect of such offering.

(c)           Purchase Mechanism.

(1)           If Purchaser exercises its preemptive purchase rights provided in this Section 7.1 with respect to a Qualified Offering that is an underwritten public offering or a private offering made to qualified institutional buyers (as such term is defined in Rule 144A under the Act) for resale pursuant to Rule 144A under the Act, the Company shall offer Purchaser, if such underwritten public offering or Rule l44A offering is consummated, the Designated Securities (as adjusted downward or, at Purchaser’s option, upward to reflect the actual size of such offering when priced) at the same price as the Covered Securities are offered to the initial purchasers in such offering and shall provide written notice of such price to Purchaser as soon as practicable prior to such consummation.  Contemporaneously with the execution of any underwriting agreement or purchase agreement entered into between the Company and the underwriters or initial purchasers of such underwritten public offering or Rule 144A offering, Purchaser shall, if it continues to wish to exercise its preemptive rights with respect to such offering, enter into an instrument in form and substance reasonably satisfactory to the Company acknowledging Purchaser’s binding obligation to purchase the Designated Securities to be acquired by it and containing representations, warranties and agreements of Purchaser that are customary in private placement transactions and, in any event, no less favorable to Purchaser than any underwriting or purchase agreement entered into by the Company in connection with such offering, and the failure to enter into such an instrument at or prior to such time shall constitute a waiver of preemptive rights in respect of such offering.  Any offers and sales pursuant to this Section 7.1(c) in the context of a registered public offering shall also be conditioned on reasonably acceptable representations and warranties of Purchaser regarding its status as the type of offeree to whom a private sale can be made concurrently with a registered offering in compliance with applicable securities laws.

(2)           If Purchaser exercises its preemptive rights provided in this Section 7.1 with respect to a Qualified Offering that is not an underwritten public offering or Rule 144A offering (a “Private Placement”), the closing of the purchase of the Covered Securities with respect to which such right has been exercised shall be conditioned on the consummation of the Private Placement giving rise to such preemptive purchase rights and shall take place simultaneously with the closing of the Private Placement or on such other date as the Company and Purchaser shall agree in writing; provided that the actual amount of Covered Securities to be sold to Purchaser pursuant to its exercise of preemptive rights hereunder shall be reduced if the aggregate amount of Covered Securities sold in the Private Placement is reduced and, at the option of Purchaser (to be exercised by delivery of written notice to the Company within five (5) Business Days of receipt of notice of such increase), shall be increased if such aggregate amount of Covered Securities sold in the Private Placement is increased.  In connection with its purchase of Designated Securities, Purchaser shall, if it continues to wish to exercise its preemptive rights with respect to such offering, execute an agreement containing representations, warranties and agreements of Purchaser that are substantially similar in all material respects to the agreements executed by other purchasers in such Private Placement.

(3)           If, prior to consummation of Qualified Offering, the terms of the proposed issuance change with the result that the price is less than the minimum price or more than the maximum price set forth in the notice contemplated by Section 7.1(b) or the other principal terms are more favorable in any material respect to the prospective purchaser than those set forth in such notice, it shall be necessary for a separate notice to be furnished, and the terms and provisions of this Section 7.1 separately complied with.

(d)           Termination of Preemptive Rights.  Anything to the contrary in this Section 7.1 notwithstanding, the preemptive right to purchase Covered Securities granted by this Section 7.1 shall terminate as of and not be available for any offering that commences at any time after the date on which Purchaser offers, sells, pledges, or otherwise transfers any Shares purchased hereunder, including by way of entry into any swap or other agreement or transaction that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such Company Common Stock (a “Hedging Transaction”).

7.2           Restrictions on Transfer.  Purchaser shall not, directly or indirectly, transfer, sell, assign, pledge, convey, hypothecate or otherwise encumber or dispose of, or engage in a Hedging Transaction with respect to (collectively, “Transfer”) any of the Shares, other than any such Transfer that, to the knowledge of Purchaser after reasonable inquiry, taken together with any other Transfers of shares of Company Common Stock by Purchaser to the same person or any of its Affiliates at any time, would cause all such Transfers to represent more than 4.9% of the outstanding shares of Company Common Stock as of immediately prior to such Transfer.  Notwithstanding Section 7.2, nothing shall prevent Purchaser from making a Transfer in violation of Section 7.2 under the following circumstances:

(a)           Transfers with the consent of the Company Board (such consent not to be unreasonably withheld) to any Affiliate of Purchaser if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company and to be in form and substance reasonable satisfactory to the Company) to be bound by the terms of this Agreement and provided that, in conjunction therewith, the assignee makes to the Company the representations and warranties contained in Sections 4.5 and 4.6 as if such assignee were “Purchaser” therein and the Closing and Closing Date referred to in Sections 4.5 and 4.6 were the closing and closing date of such assignment; and

(b)           Transfers pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or change of control involving the Company or any Company Subsidiary so long as such transaction has been approved by the Company Board.

7.3           Indemnity for Purchaser.  The Company agrees to indemnify and hold harmless Purchaser and its Affiliates and each of their respective officers, directors, partners, members and employees, and each person who controls Purchaser within the meaning of the Exchange Act and the rules and regulations promulgated thereunder (each an “Indemnified Person”), to the fullest extent lawful, from and against any and all judgments, fines, amounts paid in settlement and expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Losses”) arising out of or resulting from any action, suit, claim, proceeding or investigation by any Governmental Authority, stockholder of the Company or any other person (other than the Company) relating to this Agreement or the Transaction (other than any Losses determined by a court of competent jurisdiction to be attributable to the acts, errors or omissions on the part of Purchaser, but not including the Transaction).  With respect to any Losses in respect of which indemnity may be sought under this Section 7.3, the respective rights and obligations and procedures contained in Section 6.7 shall apply as if restated in this Section 7.3.  In no event shall the Company be liable or otherwise responsible to any Indemnified Person for any consequential or punitive damages except to the same extent that a director of the Company would be entitled to indemnification for such damages under the Company’s certificate of incorporation, bylaws or the Delaware General Corporation Law.

7.4           Bank Holding Company Matters.

(a)           Each of Purchaser and the Company agrees to comply in all material respects with all laws and regulations applicable to it as a registered bank holding company.

(b)           Purchaser agrees that it shall not, and shall not permit any of its Affiliates to, make any investments or acquisitions or take any other actions that would reasonably be expected to cause Purchaser to become a bank holding company with respect to any other entity or otherwise be looked to as a source of strength for any other entity partially or wholly owned, controlled by or affiliated with Purchaser, to cause any bank subsidiary of the Company to become liable (contingently or otherwise) for any liabilities of any other insured depository institution or to result in any restrictions or limitations on the activity of the Company or any Company Subsidiary.

(c)           In connection with any proposed activity, acquisition or other event or transaction on the part of Purchaser, the Company or any Company Subsidiary that requires any consent or approval from, or filing or notice to, any Regulatory Authority (a “Regulatory Action”), each party hereto agrees to, and to cause its Affiliates to, upon the other party’s written request, take such actions or refrain from taking such actions, provide such information and otherwise reasonably cooperate with the other party in each case as the requesting party or the applicable Regulatory Authority shall reasonably request in connection with such Regulatory Action, in each case, to the extent necessary to obtain any required consent or approval or make any required filing or notice.  Notwithstanding the foregoing, neither party shall be required to take such actions or refrain from taking such actions, provide such information and otherwise reasonably cooperate to the extent doing so would reasonably be likely to result in the imposition of any conditions, restrictions or requirements that would be materially and unreasonably burdensome on such party.

7.5           Legend.  Purchaser agrees that all certificates or other instruments representing Shares will bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.  THIS INSTRUMENT IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A STOCK PURCHASE AGREEMENT, DATED AUGUST 29, 2008, BETWEEN THE ISSUER OF THESE SECURITIES AND PURCHASER REFERRED TO THEREIN, A COPY OF WHICH IS ON FILE WITH THE ISSUER.  THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT.  ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.”

In the event that any Shares (i) are no longer subject to the transfer restrictions set forth in this Agreement, (ii) are Transferred in a transaction registered under the Act, (iii) are Transferred in a transaction exempt from the registration requirements of the Act, and upon delivery to the Company of such documents as it may reasonably request with respect to such exemption, or (iv) upon Purchaser’s request and receipt by the Company and its transfer agent of an opinion of Purchaser’s counsel, reasonably satisfactory to the Company and its transfer agent, to the effect that a “private placement” legend is no longer required under the Act and applicable state laws, the Company shall issue new certificates representing such Shares, which shall not contain such portion of the above legend that is no longer applicable.

SECTION 8

Conditions

8.1           Conditions to Each Party’s Obligations to Close the Transaction.  The obligation of Purchaser to purchase the Shares, and of the Company to issue and sell the Shares, at Closing is subject to the fulfillment of the following conditions as of the Closing Date:

(a)           No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrain, enjoins or otherwise prohibits consummation of any transaction contemplated by this Agreement (collectively, an “Order”).

8.2           Conditions to the Obligations of Purchaser.  The obligation of Purchaser to purchase the Shares is, at the option of Purchaser, subject to the fulfillment of the following conditions as of the Closing Date:

(a)           Representations and Warranties; Covenants.  (i) The representations and warranties in Section 3.8(2) shall be true and correct in all respects as of the Closing Date, and (ii) the other representations and warranties of the Company set forth in this Agreement (without regard to any “material,” “Material Adverse Effect” or other materiality qualifier) shall be true and correct at and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date); provided however, that in the event of a breach of a representation or warranty of the type described in Section 8.2(a)(ii), the condition set forth in this Section 8.2(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together would reasonably be likely to have a Material Adverse Effect.  The Company shall have performed or complied in all material respects with all covenants of the Company in this Agreement.

(b)           Bringdown Certificate.  The Company shall have delivered to Purchaser a certificate of the Company, executed by an executive officer of the Company, dated the Closing Date, and certifying to the fulfillment of the conditions specified in clause (a) of this Section 8.2.

(c)           Regulatory Approvals.  All approvals of the FRB and the DFI in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction by Purchaser shall have been made or obtained (as the case may be) and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and none of the approvals shall contain any conditions, restrictions or requirements which would reasonably be likely (i) following the Closing Date, to, individually or in the aggregate, have a material adverse effect on Purchaser or any of its Subsidiaries or Affiliates or (ii)  to be materially and unreasonably burdensome on Purchaser or any of its Subsidiaries or Affiliates.

8.3           Conditions to Closing of Company.  The Company’s obligation to sell and issue the Shares is, at the option of the Company, subject to the fulfillment of the following conditions as of the Closing Date:

(a)           Representations and Warranties; Covenants.  The representations and warranties of Purchaser in this Agreement (without regard to any “material” or “material adverse effect” qualifiers) shall be true and correct at and as of the Closing (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, however, that in the event of a breach of a representation or warranty of Purchaser, the condition set forth in this Section 8.3(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together would reasonably be likely to prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement.  Purchaser shall have performed or complied in all material respects with all covenants of Purchaser in this Agreement.

(b)           Bringdown Certificate.  Purchaser shall have delivered to the Company a certificate of Purchaser, executed by an executive officer of Purchaser, dated the Closing Date, and certifying to the fulfillment of the conditions specified in clause (a) of this Section 8.3.

(c)           Regulatory Approvals.  All approvals of the FRB and the DFI in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction by Purchaser shall have been made or obtained (as the case may be) and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and none of the approvals shall contain any conditions, restrictions or requirements which would reasonably be likely (i) following the Closing Date, to, individually or in the aggregate, have a Material Adverse Effect on the Company, (ii) be materially and unreasonably burdensome on the Company or any of its Subsidiaries or Affiliates or (iii) to require the sale by the Company or any Company Subsidiary or Affiliates of any assets.

SECTION 9
Miscellaneous

9.1           Governing Law; Venue.  This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware.  The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Delaware state or federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.7or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.2           Attorney’s Fees.  In the event of any action of any kind between the parties hereto with respect to this Agreement, the prevailing party shall be entitled to recover from the other party its attorney’s fees and related costs and expenses incurred in connection with such action.

9.3           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by either Purchaser or the Company if the Closing shall not have occurred by February 28, 2009 (the “Termination Date”), provided, however that the right to terminate this Agreement under this Section 9.3(a) shall not be available to any party whose breach of any representation or warranty or failure to perform any obligation under this Agreement shall have caused or resulted in the failure of the Closing to occur on or prior to such date; or

(b)           by either Purchaser or the Company in the event that any Governmental Authority shall have issued an Order and such Order shall have become final and nonappealable; or

(c)           by the Company if there has been a breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 8.3(a) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by the Company to Purchaser and (y) the Termination Date; or

(d)           by Purchaser if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 8.2(a) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by Purchaser to the Company and (y) the Termination Date; or

(e)           by the mutual written consent of Purchaser and the Company. In the event of termination of this Agreement as provided in this Section 9.3, this Agreement shall forthwith become void, except that nothing herein shall relieve any party from liability for any breach of this Agreement, material misrepresentation or fraud.

9.4           Survival.  The representations and warranties made herein shall survive the Closing Date and shall expire on the date that is six (6) months following the Closing Date; provided, however that the representation and warranty in Section 3.8(2) shall expire as of the Closing Date.  The covenants contained herein shall survive in accordance with their respective terms.

9.5           Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

9.6           Entire Agreement; Amendment.  This Agreement and the Confidentiality Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

9.7           Notices, Etc.  Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to Purchaser to it at:

CapGen Capital Group II LP
c/o CapGen Capital Advisers LLC
280 Park Avenue
40th Floor West, Suite 401
New York, New York 10017
Attn: John Sullivan, Managing Director
Telephone: (212) 542-6868
Fax: (212) 542-6879

with a copy to (which copy alone shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Gary I. Horowitz, Esq.
Telephone: (212) 455-2000
Fax: (212) 455-2502

If to the Company:

PacWest Bancorp
10250 Constellation Blvd., Suite 1640
Los Angeles, CA 90067
Attn: Jared M. Wolff, Esq., General Counsel
Telephone: (310) 728-1023
Fax: (310) 201-0498

with a copy to (which copy alone shall not constitute notice):

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, CA 90067
Attn: Patrick S. Brown, Esq.
Telephone: (310) 712-6600
Fax: (310) 712-8800

9.8           Specific Performance.  The Company and Purchaser acknowledge and agree that irreparable damage to the other party would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each party shall be entitled to an injunction, injunctions or other equitable relief, without the necessity of posting a bond, to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the parties may be entitled by law or equity.

9.9           No Third Party Beneficiaries.  Other than as set forth in Sections 6.5 and 6.6 and 7.3, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.10                         No Assignment.  This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Purchaser may assign its rights and obligations under this Agreement without the Company’s consent to any Affiliate, but only if the assignee agrees in writing with the Company in form and substance reasonably satisfactory to the Company to be bound by the terms of this Agreement and in conjunction therewith, makes to the Company representations and warranties substantially equivalent (with necessary conforming changes) to those contained in Section 4 as if such assignee were “Purchaser” therein (any such transferee shall be included in the term “Purchaser”); provided, further, that no such assignment shall be permitted without the Company’s consent if it (x) would reasonably be expected to adversely affect or delay the receipt of the approvals of any Governmental Authority described in Section 5.3, (y) would require any consents or approvals from or filings or notices with any Governmental Authority or other person not identified in Section 5.3 or (z) would reasonably be expected to adversely affect or delay the consummation of the transactions contemplated hereby.

9.11         Expenses.  The Company and Purchasers shall bear their own respective expenses incurred on its behalf with respect to this Agreement and the Transaction.

9.12         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

9.13         Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

9.14         Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

[SIGNATURE PAGE FOLLOWS]

This STOCK PURCHASE AGREEMENT is hereby executed as of the date first above written.

“COMPANY”	PACWEST BANCORP,
a Delaware corporation

	By:	/s/ Matthew P. Wagner

	Name:	Matthew P. Wagner

	Title:	Chief Executive Officer

“PURCHASER”	CAPGEN CAPITAL GROUP II LP,
a Delaware limited partnership.

By: CapGen Capital Group II LLC, its general partner

	By:	/s/ Eugene A. Ludwig

	Name:	Eugene A. Ludwig

	Title:	Managing Member